Exhibit 10.13

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Agreement”) is entered effective as of March 17, 2017 (the “Effective Date”) by and between Isobar (Thailand) Co., Ltd., a Thai corporation located at 968 U Chu Liang Building, 33rd Floor, Rama IV Road, Silom, Bangrak, Bangkok, Thailand(“Client”), and DigiWork (Thailand) Co., Ltd., a Thai corporation located at 121 RS Tower, 8th Floor, Room 121/34 Ratchadapisek Road, Dindaeng, Din Daeng, Bangkok, Thailand(“Contractor”). Each Client and Contractor is sometimes individually referred to herein as a “Party,” and, collectively as the “Parties”.

In consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.           Services.Contractor hereby agrees to provide to Client the advertising services (“Services”) that are set forth on Schedule 1 to this Agreement, which may be amended from time to time by the written agreement of the Parties. The Services shall be completed within three (3) months of the Effective Date (the “Deadline”), and shall conform to the description of the Services and products or materials produced in the course of the Services in Schedule 1, as applicable. Contractor shall not subcontract any Services to a subcontractor without the prior written consent of Client. Any subcontract for the Services shall not relieve Contractor of its obligations hereunder.

2.           Term of Agreement; Termination

2.1         Term.This Agreement shall commence on the Effective Date and, unless terminated earlier by either Party or extended upon the mutual written agreement of the Parties, shall expire on the Deadline.

2.2         Termination. This Agreement may be terminated immediately by Client with written notice to Contractor in the event that (i) Contractor subcontracts the Services to any third party without the prior written consent of Client, or(ii) Contractor has not completed the Services by the Deadline and the Parties have not agreed to extend the Deadline.

2.3         Effect of Termination.

a)	The expiration or earlier termination of this Agreement shall be without prejudice to any and all rights and obligations accruedor otherwise due by one Party to the other prior to the date of expiration or termination. Contractor shall cease performance of the Services upon the effective date of any expiration or earlier termination.

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b)	If, upon the expiration or termination of the Agreement, Contractor has not completed the Services, Contractor shall return the Deposit (as defined below) to Client and all documents, information and other materials belonging to Client within five (5) business days of such expiration or termination. In such event, all Work Product (as defined below) produced before Contractor receives notice of such termination or upon the expiration, as applicable, shall be the sole property of Contractor; provided that all intellectual property rights in, or related to, Client’s logos or trademarks shall remain the sole property of Client.

c)	If, in the event that Contractor has not completed the Services as of the Deadline and the Parties mutually agree to extend the period of performance of the Services (the “Extension Period”), Client shall have the right to terminate the Agreement at any time during the Extension Period if, in its reasonable opinion, Contractor will not be able to complete the Services within the Extension Period. The provisions of Subsection 2.3(b) shall apply to any termination by Client within the Extension Period.

3.           Payment for Services.

3.1         Fees. In consideration of the performance of the Services, Client shall pay toContractorFive Million (5,000,000)baht (the “Fees”). Contractor shall invoice Client the Fees upon the completion of the Services (the “Invoice”), which such invoice shall be paid by Client within three (3) days of receipt.

3.2         Deposit. Upon the execution of this Agreement, Client shall pay a deposit to Contractor in the amount of One Million Six Hundred Thousand (1,600,000) baht (the “Deposit”). Upon Contractor’s completion of the Services, Contractor shall apply the Deposit against the Fees owed by Client.

3.3         Expenses. Contractor shall be responsible for, and shall bear, all expenses and fees it incurs in its performance of the Services hereunder.

4.           Indemnification.

4.1         From and after the Effective Date, Contractor shall indemnify defend and hold harmless Client and its affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, the “Client Indemnified Parties”), from and against any and all claims, causes of action, loss or expense incurred by the Client Indemnified Parties or any of them, directly or indirectly and whether or not as a result of a third-party claim, to the extent resulting from or arising out of (a) the material breach by Contractor of any of the terms of this Agreement, and (b)Contractor’s gross negligence or willful misconduct in connection with the provision of the Services hereunder. In no event shall Contractor be liable to Client for any punitive, consequential, incidental, special or indirect damages, including any such damages based on lost profits or diminution in value, relating to Contractor’s obligations hereunder.

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4.2         From and after the Effective Date, Client shall indemnify defend and hold harmless Contractor and its affiliates and each of their respective officers, directors, members, partners, managers and employees (collectively, the “Contractor Indemnified Parties”), from and against any and all claims, causes of action, loss or expense incurred by the Contractor Indemnified Parties or any of them, directly or indirectly and whether or not as a result of a third-party claim, to the extent resulting from or arising out of (a) the material breach by Client of any of the terms of this Agreement, (b) the infringement of any third party intellectual property rights relating to any materials or information provided by Client to Contractor, or(c) Client’s gross negligence or willful misconduct.

5.           Intellectual Property. Contractor may produce certain reports, marketing products and other materials in its performance of the Services (collectively, the “Work Product”). Except as described in Subsection 2.3(b), Contractor agrees that all right, title and interest in and to all Work Product shall be the sole property of Client.

6.           One Year Warranty. Contractor warrants that the advertising services will operate in all respects as described on Schedule 1 to this agreement for one year after delivery. Any deficiencies within 90 days after delivery will be free of charge service. Contractor will charge Client for 10,000 baht for onsite service in case the deficiency occurs later than 90 days after delivery.

7.           General Provisions

7.1         Recitals and Schedules; Headings. This Agreement shall be interpreted and construed in light of all of its recitals and schedules which are incorporated by reference as contractual terms and conditions. The headings used in this Agreement have been inserted for convenience of reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

7.2         Complete Agreement. This Agreement, together with any schedules hereto, constitutes the entire Agreement and final expression of the Parties with respect to the subject matter stated herein and supersedes any and all prior or contemporaneous agreements, representations, warranties or statements, whether oral or written, that are not expressly included in this Agreement.

7.3         Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by confirmed electronic transmission to the number or address set forth on the signature page hereto (in each such case notice shall be deemed given on the date of transmission) or by overnight air courier service (in which case notice shall be deemed given when received by addressee or on the second (2nd) day after the date of delivery to the courier, whichever is earlier), or by registered or certified mail, return receipt requested, postage prepaid and properly addressed (in which case notice shall be deemed given when received by the addressee or on the fifth (5th) day after the date of mailing, whichever is earlier), to the addresses set forth below, or such other address as a Party may hereafter provide notice of to the other. Either Party may change the address to which such notices are to be addressed, by giving the other Party written notice of such change.

7.4         Status of the Parties. Neither Party is the agent of the other Party, nor does either Party have any authority to represent the other Party as to any matters, except as expressly authorized in this Agreement, for any purpose whatsoever. Nothing in this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Client and Contractor or any of their respective employees.

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7.5         Force Majeure. Notwithstanding anything herein to the contrary, if Contractor is delayed, prevented or interfered with in whole or in part from performing any obligation hereunder by reason of any fire, strike, labor dispute, law or governmental regulation, insurrection, war, public disaster, flood, embargo, unavoidable casualty, act of God or the elements, inability to obtain materials, services, utilities or transportation, or any other cause beyond the reasonable control of Contractor affected, whether of a similar or dissimilar nature, or if Contractor fails to perform or is delayed or prevented from performing any obligation hereunder by reason of any law, order, proclamation, regulation, ordinance, demand, judgment, or decree of any court or governmental body, then Contractor shall be excused from its performance hereunder for the duration of such force majeure, and this Agreement and the respective rights and obligations of the Parties hereto shall be suspended for the duration thereof, said suspension period to become operative by written notice from Contractor to Client, stating the cause of such force majeure and the date of first occurrence.

7.6         Governing Law. This Agreement shall be governed by the laws of the Kingdom of Thailand applicable to agreements made and to be performed entirely therein and without regard to its laws related to conflicts of law. Each of the Parties irrevocably waives to the extent permitted by law, all rights to trial by jury and all rights to immunity by sovereignty or otherwise in any action, proceeding or counterclaim arising out of or relating to this Agreement.

7.7         Waiver/Modification.Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to any Party will impair or affect the right of such Party thereafter to exercise the same. Any extension of time or other indulgence granted to any Party will not otherwise alter or affect any power, remedy or right with respect to any other Party, or the obligations of the Party to whom such extension or indulgence is granted. All remedies, either under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative.

7.8         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other persons any legal or equitable right, benefit, or remedy of any nature whatsoever, except as expressly set forth herein.

7.9         No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so shall be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors permitted transferees and assigns.

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7.10       Severability. If any provision of this Agreement for any reason shall be held invalid, illegal or unenforceable by any governmental authority, then such holding shall not invalidate or render unenforceable any other provision hereof and such portions shall remain in full force and effect as if this Agreement had been executed without the invalid, illegal or unenforceable portion. If any provision of this Agreement is declared invalid, illegal or unenforceable, then the Parties shall promptly renegotiate to restore this Agreement as near as possible to its original intent and effect.

7.11       Counterparts. This Agreement may be executed in counterparts, with all counterparts constituting one and the same original. Signatures may be transmitted or delivered by electronic means, including facsimile and digital image (e.g., .PDF, .JPG) and such electronic version shall constitute an original for all purposes.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their respective names by their duly authorized representatives as of the Effective Date.

CLIENT:	CONTRACTOR:

ISOBAR (THAILAND) CO., LTD.	DIGIWORK (THAILAND) CO., LTD.

Signature	Signature

Typed/Printed Name	Typed/Printed Name

Title	Title

Address:	Address:

Fax:	Fax:

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SCHEDULE 1

SERVICES

[insert description of Services and any work product to be produced]